Exhibit 21.1
ACCEL ENTERTAINMENT, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation/Organization

Accel 1421 Harlem, LLC	Illinois
Accel 3315 Main, LLC	Illinois
Accel 6239 Second, LLC	Illinois
Accel 8150 Cicero, LLC	Illinois
Accel 14753 Cicero, LLC	Illinois
Accel Abraham Facility, LLC	Illinois
Accel Daimler, LLC	Illinois
Accel Entertainment LLC	Delaware
Accel Entertainment Gaming, LLC	Illinois
Accel Entertainment Gaming (MO), LLC	Missouri
Accel Entertainment Gaming (PA), LLC	Pennsylvania
Accel Kennedy, LLC	Illinois
Accel Kinzie, LLC	Illinois
Accel Momence Watseka LLC	Illinois
AE Gaming (LA), LLC	Louisiana
Bulldog Gaming, LLC	Georgia
Bulldog Holdings, LLC	Georgia
Century Gaming, Inc.	Montana
Elsie LLC	Louisiana
Fairmount Holdings, Inc.	Illinois
Fairmount Park, Inc.	Illinois
Grand River Amusements LLC	Illinois
Grand River Jackpot, LLC	Illinois
Grand Vision Gaming LLC	Montana
Grizzly Hospitality Services, LLC	Montana
Grizzly – 24th Street Station Beverages, LLC	Montana
Grizzly – Aces Tavern, LLC	Montana
Grizzly – Aces Tavern Beverages, LLC	Montana
Grizzly - Doc & Eddy's, LLC	Montana
Grizzly - Doc & Eddy's Beverages, LLC	Montana
Grizzly – Howard’s Pizza 1st Avenue, LLC	Montana
Grizzly – Howard’s Pizza 1st Avenue Beverages, LLC	Montana
Grizzly – Howard’s Pizza 3rd Avenue, LLC	Montana
Grizzly – Howard’s Pizza 3rd Avenue Beverages, LLC	Montana
Grizzly – Howard’s Pizza 6th Avenue, LLC	Montana
Grizzly – Howard’s Pizza 6th Avenue Beverages, LLC	Montana
Grizzly - Holiday, LLC	Montana
Grizzly - Jorgenson's Beverages, LLC	Montana
Grizzly – Lucky 7’s Beverages, LLC	Montana
Grizzly - Rendezvous Beverages, LLC	Montana
Grizzly - Rendezvous, LLC	Montana

Hawkeye Gaming, LLC	Iowa
Husker Gaming, LLC	Nebraska
Old North State Gaming, LLC	North Carolina
Rodeo Gaming, LLC	Wyoming
Sporty's, LLC	Louisiana
Toucan Device Owner, LLC	Louisiana
Toucan Gaming, LLC	Delaware
United Coin Machine, Co.	Nevada
United Ventures Unlimited, L.L.C.	Louisiana
WY Properties LLC	Louisiana